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                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-17365) and related Prospectus of Scholastic Corporation for the registration of its common stock, preferred stock and debt securities, and to the incorporation by reference therein of our report dated July 3, 1996, with respect to the consolidated financial statements and schedule of Scholastic Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 1996, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
_______________________________



Hackensack, New Jersey
December 11, 1996